Exhibit 99

Farmers & Merchants Bancorp (FMCB)

Announces Increase to the Year-End Cash Dividend

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank, announced that the Board of Directors declared a year-end cash dividend of $7.80 per share, an increase of 4.00% over the cash dividend declared in November of 2020. The cash dividend will be payable on January 3, 2022 to shareholders of record as of December 9, 2021.  Total cash dividends declared in 2021 increased 3.73% to $15.30 per share compared with $14.75 declared in 2020.

Kent A. Steinwert, Chairman, President and Chief Executive Officer stated, “We are pleased that Farmers & Merchants Bancorp’s record third quarter and year-to-date 2021 financial performance allowed us to increase the year-end cash dividend, while still providing a strong capital position to support the Company’s growth plans. Despite current low market interest rates and the potential for continuing economic impacts caused by the COVID-19 health crisis, we remain cautiously optimistic about our financial performance for the remainder of 2021 and into 2022.”

Farmers & Merchants Bancorp earned record net income of $17.5 million and $50.4 million for the three and nine months ended September 30, 2021, respectively.  This represents an increase of 18.2% and 16.5% over the same respective periods a year earlier.  Earnings per common share were $22.16 and $63.79 for the three and nine months ended September 30, 2021, respectively.  This represents an increase of 18.8% and 17.1% over the same respective periods a year earlier.

The Company’s net income over the trailing twelve months was $65.9 million, or $83.32 per share, compared with $57.9 million, or $73.03 per share, for the same trailing twelve months a year ago.

Return on average assets was 1.39%, and 1.39% for the three and nine months ended September 30, 2021, respectively.  Return on average equity was 15.64% and 15.37% for the same respective periods.

Total assets grew by $801 million, or 18.6%, to $5.1 billion at September 30, 2021 compared with $4.3 billion for the same period a year ago.  Asset quality remained strong at the end of the third quarter 2021.  The Company held $1.7 billion in cash and investment securities; grew its allowance for credit losses to $60.3 million, or 1.92% of total loans held for investment at September 30, 2021; while total non-performing loans and leases were $516,000 and delinquent loans to total loans were 0.04%.

The Company’s tier 1 leverage capital ratio was 8.97% at September 30, 2021, and the total capital ratio was 13.28%, resulting in the highest possible regulatory classification of “well capitalized”.  Had the Company not participated in the SBA’s Paycheck Protection Program, the net result would have been a 26 basis point improvement to the September 30, 2021 tier 1 leverage capital ratio, increasing the ratio to 9.23%.

Forward-Looking Statements

This press release and our other public statements, including our filings with the Securities and Exchange Commission, may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Our forward-looking statements may include, without limitation, statements regarding repurchase of our common stock, loan and deposit production (including any annualized growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.

Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.1 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms.

F&M Bank is the 14th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. F&M Bank operates in the San Francisco Bay Area with full-service branches in Walnut Creek, Napa and Concord. A new full-service branch in Oakland, California, located in Montclair Village, is scheduled to be opened in the fourth quarter of 2021.  F&M Bank also operates in the central valley of California from Sacramento to Merced.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2019 CRA evaluation.

F&M Bank has recently been named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. F&M Bank was selected from over 2,500 banks nationwide to receive this award. This recognition speaks to the superior customer service the F&M Bank team members provide to our customers, and we are honored to have been selected.

Farmers & Merchants Bancorp has paid dividends for 86 consecutive years and we have increased dividends for 58 consecutive years. As a result, we are a member of a select group of only 34 publicly traded companies referred to as “Dividend Kings”, and we are ranked 14th in that group. Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 30 consecutive years, longer than any other commercial bank in the State of California.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Investor Relations Contact

Farmers & Merchants Bancorp
Mark Olson, 209-367-2485
Executive Vice President and Chief Financial Officer
molson@fmbonline.com